Exhibit 23.5
CONSENT OF INDEPENDENT AUDITORS
     We consent to the incorporation by reference in the Registration Statement on Form S-3 (filed on or around September 1, 2005) of Ashford Hospitality Trust, Inc. of our reports on the FGSB Hotel Portfolio, dated December 27, 2004, with respect to the combined historical summaries of revenue and direct operating expenses of these properties included in current reports on Form 8-K/A filed with the Securities and Exchange Commission on December 29, 2004.
/s/ Berdon LLP
New York, New York
September 1, 2005